Exhibit 99.1

IPC Media Contact:	Steward Media Contact:	IPC Investor Contact:
Scott Public Relations	Steward Health Care System	PondelWilkinson
Elaine Murphy	Christopher Murphy	Evan Pondel
818.610.0270	617.419.4729	310.279.5980
elaine@scottpublicrelations.com	Christopher.Murphy@steward.org	epondel@pondel.com

IPC The Hospitalist Company and Steward Health Care System

Sign Definitive Agreements

Leading Hospitalist Group Expands Service Partnership with

Massachusetts Hospital System

North Hollywood, Calif., August 19, 2013 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospitalist physician practice company, announced today that it has signed definitive agreements with Steward Health Care System LLC (Steward) and its wholly-owned medical group Steward Medical Group, Inc. (SMG) for the provision of acute care hospitalist services. This transaction represents a significant expansion of IPC’s existing partnership with Steward, where IPC currently holds one facility contract. It also represents a significant expansion for IPC’s Massachusetts operation, which has serviced and will continue to service numerous acute and post-acute facilities.

Upon the closing of the transaction, IPC will assume responsibility for the operation and management of hospitalist services at nine Steward acute care hospitals. IPC will acquire the existing hospitalist operations of SMG.

Separately, Steward and nine of its affiliated hospitals will enter into long-term exclusive service agreements with IPC, where IPC will assume responsibility for hospitalist staffing, clinical leadership, and performance management. This partnership will include the following Steward hospitals: Carney Hospital, Good Samaritan Medical Center, Merrimack Valley Hospital, Morton Hospital, Nashoba Valley Medical Center, New England Sinai Hospital, Norwood Hospital, Quincy Medical Center, and St. Elizabeth’s Medical Center. Additionally, IPC and the hospitalist teams will continue to provide teaching program support at Carney Hospital and St. Elizabeth’s Medical Center. Steward and IPC will also collaborate on a number of facility-specific and system-wide initiatives to further enhance the quality, safety, and efficiency of hospitalist services in the Steward system.

Subject to completion of due diligence and other customary closing conditions, the transaction is scheduled to close in September 2013.

Commenting on the agreement, Mike Callum, M.D., President of Steward Medical Group, stated, “A highly functioning hospitalist service is critical to the quality of care that we deliver to our patients. This partnership will help us build and strengthen our community care model. Increasing our efficiency while standardizing care throughout our system will improve quality and lower cost. IPC is best-in-class in the health care industry and one of the foremost experts on hospital care in the country. Their expertise, clinical resources, physician training programs and leadership will benefit all of our hospitalists. More importantly, we have worked with IPC so we know they share our commitment to delivering the highest quality of care possible to all of our patients.”

Adam Singer, M.D., Chairman and CEO of IPC, stated, “IPC is very pleased to expand our relationship with Steward while welcoming the SMG hospitalists to the IPC family. The Steward-IPC partnership represents a significant opportunity for IPC to bring systemic improvements to the quality and efficiency of care through hospitalist-specific leadership, expertise, technology and training. We also offer the SMG hospitalist teams the tools, support, resources, and career opportunities that are important to today’s practitioners. We look forward to helping Steward realize its goal of becoming an increasingly valuable health care resource to each community it serves.”

IPC’s combined incremental hospitalist volume from this expanded partnership is estimated at approximately 150,000 encounters on an annualized basis.

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice in over 350 hospitals and 800 post-acute care facilities in 28 states. The Company offers its 1,400 dedicated clinicians the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

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